Exhibit 14.1
CARTESIAN THERAPEUTICS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.    INTRODUCTION

A.    Purpose

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Cartesian Therapeutics, Inc. (the “Company” or “we”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres, and expects its directors, officers, and employees to adhere, to the higher standard.

This Code applies to all directors, officers and other employees of the Company and our subsidiaries. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”

B.    Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s General Counsel. The Company has also established a Confidential and Anonymous Financial Concern Hotline that is available 24 hours a day, seven days a week, by telephone at 844-421-3583, by email to RNAC@openboard.info, or on the Internet at http://www.openboard.info/RNAC/. Communications to the Confidential and Anonymous Financial Concern Hotline are anonymous, although providing your identity may assist the Company in addressing your questions or concerns.

C.    Reporting Violations of the Code

All employees and directors have a duty to report any known or suspected violation of this Code, including violations of laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor or the Company’s General Counsel. The Company’s General Counsel will work with you and your supervisor or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or do not get a satisfactory response, you may contact the Company’s General Counsel directly. You may also report known or suspected violations of the Code on the Confidential and Anonymous Financial Concern Hotline that is available 24 hours a day, seven days a week, by telephone at 844-421-3583, by email to RNAC@openboard.info, or on the Internet at http://www.openboard.info/RNAC/. Communications to the Confidential and Anonymous Financial Concern Hotline are anonymous, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Company’s General Counsel and the Company will protect your confidentiality to the extent possible under applicable laws.

Exhibit 14.1
Employees and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

As such, any employee or director who violates this Code will be subject to appropriate discipline, which may include, for an employee, termination of employment or, for a director, a request that such director resign from the Board of Directors of the Company (the “Board of Directors”). This determination will be based upon the facts and circumstances of each situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline.

D.    Policy Against Retaliation

The Company prohibits retaliation against an employee or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment. However, it is unacceptable to file a report knowing it to be false.

E.    Waivers of the Code

Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of The Nasdaq Stock Market LLC, when applicable. Waivers of this Code for other employees may be made only by our Chief Executive Officer or General Counsel and will be reported to the Audit Committee of our Board of Directors.

II.    CONFLICTS OF INTEREST

A.    Identifying Potential Conflicts of Interest

Employees and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations might reasonably be expected to give rise to a conflict of interest and should be identified to, and addressed by, the General Counsel or the Board of Directors:

• Outside Employment. An employee being employed by, serving as a director of, or providing any services to a company that the individual knows or suspects is a material customer, supplier, partner or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

Exhibit 14.1
• Improper Personal Benefits. An employee or director obtaining any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

• Financial Interests. An employee having a “material interest” (ownership or otherwise) in any company that the individual knows or suspects is a material customer, supplier, partner or competitor of the Company and using his or her position to influence a transaction with such company. Whether an employee has a “material interest” will be determined by the Board of Directors in light of all of the circumstances, including consideration of the relationship of the employee to the customer, supplier, partner or competitor, the relationship of the employee to the specific transaction and the importance of the interest to the employee having the interest.

• Loans or Other Financial Transactions. An employee or director obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that the individual knows or suspects is a material customer, supplier, partner or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

• Service on Boards and Committees. An employee or director serving on a board of directors or trustees or on a committee of any entity (whether profit or not-for- profit) whose interests reasonably would be expected to conflict with those of the Company.

• Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws and children, whether such relationships are by blood or adoption.

If you are uncertain whether a particular company is a material customer, supplier, partner or competitor, please contact the Company’s General Counsel for assistance.

B.    Disclosure of Conflicts of Interest

The Company requires that employees and directors disclose to the Company any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Company’s General Counsel, or if you are a director or executive officer, to the Board of Directors. The Company’s General Counsel or the Board of Directors, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. All transactions that would give rise to a conflict of interest involving a director, executive officer or principal financial officer must be approved by the Board of Directors, and any such approval will not be considered a waiver of this Code.

III.    CORPORATE OPPORTUNITIES

As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity using corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual

Exhibit 14.1
capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or compete with the Company while employed by us.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Company’s General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

IV.    CONFIDENTIAL INFORMATION

Employees and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers or suppliers. Employees and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, employees and directors should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their responsibilities for the Company.

An employee’s and director’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers, suppliers or partners and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s General Counsel.

V.    COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s collaborators, licensors, customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ regarding Company-developed intellectual property. Employees should also handle the nonpublic information of our collaborators, licensors, suppliers and customers responsibly and in accordance with our agreements with them, including information regarding their technology and product pipelines.

VI.    GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions. In addition, it is important to note that the giving and receiving of gifts are subject to laws, rules and regulations applicable to the Company’s operations. These

Exhibit 14.1
include, without limitation, laws covering the marketing of products, bribery and kickbacks. You are expected to understand and comply with all laws, rules and regulations that apply to your job position.
It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from partners, customers or suppliers only if the gift or entertainment is infrequent, modest, intended to further legitimate business goals, in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See the “Anti-Corruption Compliance and The Foreign Corrupt Practices Act” section of this Code for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the General Counsel, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor, a principal financial officer, or the General Counsel for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S. government or state, local or foreign governments. If you have any questions about this policy, contact your supervisor or the Company’s General Counsel for additional guidance. For a more detailed discussion of special considerations applicable to dealing with the U.S., state and local governments, see the “Interactions with Governments” and “Anti-Corruption Compliance and The Foreign Corrupt Practices Act” sections of this Code.

VII.    COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records serve as the basis for our financial statements and other financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning. Company records include financial records, personnel records, records relating to our technology and product development, clinical development, customer collaborations, manufacturing and regulatory submissions and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Each employee and director must follow any formal document retention policy of the Company, if adopted, with respect to Company records within such employee’s or director’s control. Please contact your supervisor or the Company’s General Counsel to obtain a copy of any such policy, or with any questions concerning any such policy.

VIII.    PROTECTION AND PROPER USE OF COMPANY ASSETS, INCLUDING ELECTRONIC MEDIA

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. All Company equipment, including desks, laboratory equipment, computers and computer systems, computer

Exhibit 14.1
software, electronic storage devices, Company-issued cellphones or other mobile devices, email, voicemail and other physical items are for business use only. Theft, carelessness and waste have a direct impact on the Company’s financial performance. The use of Company funds or assets, whether or not for personal gain, for any purpose unrelated to business use or for any unlawful or improper purpose is prohibited. Employees who use a personal mobile phone, tablet or computer for Company business (“bring-your-own-device” or “BYOD”) must comply with any Company BYOD and information security policies the Company has adopted or may adopt from time to time (including requirements relating to device security controls, Company-approved applications, and the Company’s ability to access, preserve or remotely remove Company data from such devices to the extent permitted by law).

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems, including Company-issued cellphones or other mobile devices and Company applications (including Company email accounts) on any personal devices used for business purposes. Company property also includes all written communications, including those made through electronic means, such as email and text messaging. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication and to access and search all electronic media or other items contained in or used in conjunction with the Company’s computer, email, voicemail and Internet access systems and equipment with no prior notice. These communications may also be subject to disclosure to law enforcement or government officials.

IX.    ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the finance department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with United States generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

X.    COMPLIANCE WITH LAWS AND REGULATIONS

Each employee and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, the development, testing, approval, manufacture, marketing and sale of our products and product candidates, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Some of these topics are also discussed in further detail in other sections of this Code. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Company’s General Counsel.

Exhibit 14.1
A.    The Food, Drug and Cosmetic Act and Interactions with the Food and Drug Administration

    The Company’s products, product candidates and operations are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration (the “FDA”) under the Federal Food, Drug, and Cosmetic Act (the “FFDCA”) and its implementing regulations. The FDA regulates many areas of the Company’s operations, including, but not limited to, the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing, sale and distribution of our products. The FDA also regulates the export of products manufactured in the United States to international markets. Violation of these laws and regulations can have significant impacts on the Company and its products, including, among other things, severe civil and criminal penalties, adverse publicity for the Company, total or partial suspension of production of a Company product, withdrawal of a Company product from the market or restrictions on our ability to continue selling a Company product, and disciplinary action by the Company against the responsible individuals, up to and including termination of employment.

Company employees with responsibilities in the areas governed by the FFDCA and FDA regulations are required to review, understand and comply with applicable laws and regulations. These employees are expected to have a thorough understanding of the laws, regulations and other relevant standards applicable to their job positions, and to comply with those requirements. If any doubt exists regarding whether your job position or a particular course of action is governed by these laws and regulations, you should seek advice immediately from your supervisor and the Company’s General Counsel.

B.    Interactions with the Government

The Company may conduct business with the U.S. government, state and local governments and the governments of other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over our products and operations, such as government contracts and government transactions.

If your job responsibilities include interacting with any government or government official, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position and with any applicable policies or procedures that the Company has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Company’s General Counsel.

In addition to the above, you must obtain approval from the Company’s Chief Executive Officer or General Counsel for any work activity that requires communication with any member or employee of a legislative body or with any government official or employee. Work activities covered by this policy include meetings with legislators or members of their staffs or with senior executive branch officials on behalf of the Company. Preparation, research and other background activities that are done in support of lobbying communications are also covered by this policy even if the communication ultimately is not made. If any doubt exists about whether a given work activity would be considered covered by this provision, you should seek advice immediately from your supervisor and the Company’s General Counsel.

Exhibit 14.1

C.    Political Contributions and Volunteer Activities

Federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by our Chief Executive Officer or General Counsel. The Company will not reimburse you for personal political contributions. When you participate in non-Company political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. Please contact the Company’s General Counsel if you have any questions about this policy.

D.    Compliance with Antitrust Laws

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities, and you should consult the Company’s General Counsel with any questions you may have concerning compliance with these laws.

1.    Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of an executive officer of the Company. You should try to meet with competitors in a closely monitored, controlled environment for a limited period.

2.    Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda. At such meetings, you should not discuss the restricted topics listed above, the Company’s pricing policies, product development strategy or other competitive terms or any other proprietary, competitively sensitive information. You are required to notify your supervisor or the Company’s General Counsel prior to attending any meeting of a professional organization or trade association.

E.    Compliance with Insider Trading Laws

The Company’s Insider Trading Policy applies to all of the Company’s directors and employees and governs transactions in the Company’s securities (and in some cases, those in other companies’ securities) and the treatment of material non-public information. You are required to read carefully and observe the Insider Trading Policy, as amended from time to time. Please contact the Company’s General Counsel for a copy of the Insider Trading Policy or with any questions you may have about your obligations under insider trading laws.

Exhibit 14.1
XI.    PUBLIC COMMUNICATIONS AND REGULATION FD

A.    Public Communications Generally

The Company values its credibility and reputation. What is written or said about the Company in the news media, including social media, and the investment community directly impacts our reputation. Our policy is to provide timely, accurate and complete information in response to public requests, consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data and Company information. Only authorized spokespersons may speak on behalf of the Company or respond to requests for information on behalf of the Company. When using social media, employees and directors should use good professional judgment and comply with Company policies, including this Code. The Company has adopted a separate External Communications Policy to maintain the Company’s credibility and reputation in the community, to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. Please contact the Company’s General Counsel for a copy of the External Communications Policy or with any questions you may have about disclosure matters.

B.    Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors. You are required to read carefully and comply with our External Communications Policy, as amended from time to time. Please inform your supervisor or the General Counsel if you do not have a copy of our External Communications Policy.

XII.    ANTI-CORRUPTION COMPLIANCE AND THE U.S. FOREIGN CORRUPT PRACTICES ACT

The Company is committed to complying with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and other applicable anti-corruption laws. The FCPA prohibits the Company and its employees, directors, officers, and agents from offering, giving, or promising money or any other item of value, directly or indirectly, with the intent to win or retain business improperly or to improperly influence any act or decision of any government official, political party, candidate for political office, or official of a public international organization. The Company prohibits employees, directors, and officers from giving or receiving bribes, kickbacks, or other inducements in order to obtain an improper business advantage. This prohibition also extends to payments to agents acting on the Company’s behalf if there is reason to believe that the payment will be used indirectly for a prohibited payment to a government official. Indirect payments include any transfer of money or other item of value to another individual or organization where the person making the transfer knows or has reason to know that some or all of that transfer is for the benefit of an individual to whom direct payments are prohibited. The use of agents for the payment of bribes, kickbacks or other inducements is expressly prohibited. Violation of the FCPA and other applicable anti-corruption laws is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. For further guidance, please see the Company’s Anti-Corruption Compliance Policy or contact the Company’s General Counsel.

Exhibit 14.1

XIII.    IMPORT LAWS AND COUNTER-TERRORISM

The Company must comply with import regulations as well as counter-terrorism requirements when engaging in international trade. If you are involved with importing, you need to be aware of the applicable governmental regulations and requirements, including those required by the Customs-Trade Partnership Against Terrorism (C-TPAT). A failure to comply can result in fines, penalties, imprisonment and/or a loss of import privileges.

XIV.    INTERNATIONAL TRADE LAWS

Company employees, directors, officers, and agents must know and comply with U.S. laws and regulations that govern international operations, as well as the local laws of countries where the Company operates. The United States and many countries have laws that restrict or otherwise require licensing for the export or import of certain goods and services to other countries or to certain parties. U.S. laws and regulations also impose various trade sanctions or embargoes against other countries or persons and prohibit cooperation with certain boycotts imposed by some countries against others. The Company does not participate in prohibited boycotts.

The scope of these licensing requirements, trade sanctions, and trade embargoes may vary from country to country. They may range from specific prohibitions on trade of a given item to a total prohibition of all commercial transactions. It is important to note that the Company may not facilitate or encourage a non-domestic company to perform a transaction that it could not perform itself pursuant to sanctions laws.

Employees or directors involved in export transactions or international operations must familiarize themselves with the list of countries against which the United States maintains comprehensive sanctions and the rules relating to exporting to or transacting with such countries, either directly or indirectly through foreign subsidiaries or other third parties. Due to the complexities of these international trade laws, contact the General Counsel before exporting or importing goods or services, or engaging in transactions with countries or persons that may be affected by economic or trade sanctions. If requested to participate in or cooperate with an international boycott that the United States does not support, you may not agree to or comply with such request. Immediately report this request to the General Counsel.

XV.    ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Company employees and directors must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Company’s General Counsel if you have any questions about the laws, regulations and policies that apply to you.

A.    Environment

Exhibit 14.1
All Company employees and directors should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

B.    Health and Safety

The Company is committed to comply with all relevant health and safety laws and to conduct business in a manner that protects the safety of its employees. All employees and directors are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Company’s General Counsel.

C.    Employment Practices

The Company pursues fair employment practices in every aspect of its business. Copies of the Company’s detailed policies with respect to employment matters are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Company’s General Counsel if you have any questions about the laws, regulations and policies that apply to you.

D.    Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, gender identity or expression, age, disability, veteran status or other characteristic protected by law. The Company also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. If you prefer, you may also report such conduct anonymously through the Company’s Confidential and Anonymous Financial Concern Hotline discussed in the Introduction to this Code. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Exhibit 14.1

E.    Alcohol and Drugs

The Company is committed to maintaining a drug-free workplace. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events or as otherwise authorized by management. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

F.    Violence Prevention and Weapons

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. If you experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business you must immediately report the situation to your supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind on Company property or in vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by the Company to carry weapons.

XVI.    CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Company’s General Counsel or the Confidential and Anonymous Financial Concern Hotline by telephone at 844-421-3583, by email to RNAC@openboard.info, or on the Internet at http://www.openboard.info/RNAC/. The Company requires all of its employees and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. Any material amendment of this Code will be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

If you have any questions regarding this Code, please reach out to the Company’s General Counsel.
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